Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-283579) on Form S-3 and (No. 333-275788, 333-275789, 333-275790 and 333-288152) on Form S-8 of our reports dated February 25, 2026, with respect to the consolidated financial statements of Hut 8 Corp. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

New York, New York

February 25, 2026